EDWARDS WILDMAN PALMER LLP

EDWARDS WILDMAN PALMER LLP
111 HUNTINGTON AVENUE
BOSTON, MA  02199
+1 617 239 0100 main +1 617 227 4420 fax
edwardswildman.com

Exhibit 5.1

March 6, 2013

PTC Inc.
140 Kendrick Street
Needham, MA 02494

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 7,604,822 shares of Common Stock, $.01 par value per share (the “Shares”), of PTC Inc., a Massachusetts corporation (the “Company”), issuable from time to time pursuant to the provisions of the Company’s 2000 Equity Incentive Plan (the “Plan”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

Edwards Wildman Palmer LLP